CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We also consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus, dated August 16, 2024, and included in Post-Effective Amendment No. 607 to the Registration Statement (Form N-1A, File No. 333-172080) of Managed Portfolio Series, filed with the Securities and Exchange Commission, included in this Registration Statement.
We also consent to the incorporation by reference of our reports dated February 27, 2024, with respect to Prospector Capital Appreciation Fund and Prospector Opportunity Fund (the “Funds”) (the funds constituting Prospector Funds, Inc.) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended December 31, 2023, into this Registration Statement filed with the Securities and Exchange Commission.

                /s/ Ernst & Young LLP

Minneapolis, Minnesota
August 16, 2024